Exhibit 5

                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                               New York, NY 10153

                                  March 9, 2001



High Speed Access Corp.
10901 West Toller Drive
Littleton, CO  80127

Ladies and Gentlemen:

           We have acted as counsel to High Speed Access Corp. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 2,961,718 shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company (the "Selling Stockholder Stock") and 277,306 shares of common stock of the Company issuable upon the exercise of warrants (the "Warrants") to purchase shares of common stock, par value $0.01 per share, of the Company (the "Warrant Stock").

           In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

           In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

           As used herein, "to our knowledge" and "of which we are aware" mean the conscious awareness of facts or other information by any lawyer in our firm actively involved in the transactions contemplated by the Registration Statement.

           Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

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         1. The Selling Stockholder Stock is duly authorized, validly issued, fully paid and nonassessable.

         2. The Warrant Stock has been duly authorized by the Company for issuance upon the exercise of the Warrants and, when issued and delivered to the holders of the Warrants upon proper exercise of the Warrants and delivery to the Company of payment of the exercise price therefor as set forth in the Warrants, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.



                                     Very truly yours,

                                     /s/ Weil, Gotshal & Manges LLP